October 13, 2004

Board of Directors of
Hollywood Entertainment Corporation
9275 SW Peyton Lane
Wilsonville, Oregon 97070


Gentlemen:

This letter will confirm that Leonard Green & Partners, L.P. ("LGP"), on behalf of Green Equity Investors IV, L.P. ("GEI IV"), will provide, or will cause to be provided, to Carso Holdings Corporation ("Parent") $160 million of preferred and common equity financing to complete the acquisition of Hollywood Entertainment Corporation (the "Company") by Parent and the Chief Executive Officer of the Company at a cash purchase price of $10.25 per share (the "Acquisition").

GEI IV's investment will be provided immediately prior to the closing of the Acquisition and is subject only to compliance with the Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among the Company, Parent and Hollywood Merger Corporation ("Acquiror"), and satisfaction of the conditions set forth therein. This letter amends, restates and supercedes in their entirety each of the letters, dated as of March 28, 2004, and dated as of June 4, 2004, from Leonard Green & Partners, L.P. to the addressee set forth above.

LGP is delighted to be part of a transaction that will bring substantial value to the public shareholders of Hollywood Entertainment Corporation.

[Signature page follows]

Very truly yours,

LEONARD GREEN & PARTNERS, L.P.

By:	LGP Management, Inc.


By:	_______________________
	John G. Danhakl